Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Endurance International Group Holdings, Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 14, 2020 (except for the matters discussed in Notes 2, 8, 14, 21 and 24 as to which the date is May 19, 2020), relating to the consolidated financial statements and the effectiveness of Endurance International Group Holdings, Inc.’s internal control over financial reporting appearing in the Company’s Current Report on Form 8-K dated May 19, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

May 19, 2020